Exhibit 3(i)

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF FPL GROUP, INC.
CHANGING THE NAME OF THE CORPORATION

Document Number of Corporation: M04961

Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned Florida Profit Corporation adopts the following amendment to its Restated Articles of Incorporation, as amended, for the purpose of changing the name of the corporation:

1.           The name of the corporation is FPL Group, Inc. (the “Corporation”).

2.           The new name of the Corporation is NextEra Energy, Inc.

3.           The amendment to the Restated Articles of Incorporation, as amended (the “Restated Articles”), of the Corporation approved by the shareholders of the Corporation is that the text of ARTICLE I of the Restated Articles is amended to read in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is NextEra Energy, Inc.

4.           This amendment was duly proposed to, and recommended by, the Board of Directors of the Corporation to the Corporation’s shareholders, and was duly approved by the Corporation’s shareholders, and adopted, on May 21, 2010, all pursuant to Section 607.1003 of the Florida Statutes.

5.           The number of votes cast for the amendment by the shareholders was sufficient for approval of the amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name by the undersigned, thereunto duly authorized, on May 21, 2010.

FPL GROUP, INC.
By:	/s/ Charles E. Sieving
Charles E. Sieving Executive Vice President & General Counsel